EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Press Release

Contact:	Raiford Garrabrant Director, Investor Relations Cree, Inc. raiford_garrabrant@cree.com (919) 313-5397 (919) 313-5615 (Fax)

CREE APPOINTS CLYDE R. HOSEIN TO ITS BOARD OF DIRECTORS

Durham, NC — December 21, 2005 — Cree, Inc. (NASDAQ: CREE) announced today the addition of Clyde R. Hosein to its Board of Directors and Audit Committee. Mr. Hosein is vice president and chief financial officer of Integrated Device Technology, Inc. (IDT), which develops and manufactures a broad range of high performance semiconductor solutions for the advanced communications, computing, and consumer markets.

“We are pleased to have Clyde join our Board of Directors,” stated Chuck Swoboda, Cree chairman and CEO. “His combination of semiconductor industry insight and financial experience will complement and expand the strength and capabilities of our board. We look forward to his contributions to Cree's future growth and success.”

Mr. Hosein (46) has served as vice president and CFO of Integrated Device Technology since 2003. Prior to joining IDT, he served as senior vice president, finance and administration, and CFO of Advanced Interconnect Technologies (AIT), a semiconductor assembly and test company. He has also held senior level financial positions, including the role of CFO at Candescent Technologies, a developer of flat panel display technology. Early in his career he spent 14 years in financial and engineering roles at IBM Corporation. Mr. Hosein holds a bachelor’s degree in industrial engineering from Polytechnic University in New York and a master’s degree in business administration in finance and international business from New York University Stern School of Business.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased Return on Energy™ (ROE™) technology into multiple applications including exciting alternatives in brighter and more tunable light for general illumination, backlighting for more vivid displays, optimized power management for high-current switch-mode power supplies and variable speed motors, and more effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting fixtures makers to major electronics components and subsystems manufacturers.

Cree’s product families include blue and green LED chips, packaged LEDs, LED backlighting solutions, power switching devices and radio frequency/wireless devices. The company is also currently developing near-ultraviolet lasers. For additional information please refer to www.cree.com.

Cree and the Cree logo are registered trademarks and Return on Energy and ROE are trademarks of Cree, Inc.

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